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      As filed with the Securities and Exchange Commission on July 26, 1999

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -----------------

                                     FORM 15

   Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                               -----------------

                          Commission File No. 000-15784

                         NORTON DRILLING SERVICES, INC.
             (Exact name of registrant as specified in its charter)


                       5211 BROWNFIELD HIGHWAY, SUITE 230
                              LUBBOCK, TEXAS 79407
                                 (806) 785-8400
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                         COMMON STOCK, $.01 PAR VALUE
           (Title of each class of securities covered by this Form)


                                      NONE
              (Title of all other classes of securities to which a
           duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [X]       Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12g-4(a)(1)(ii)      [ ]       Rule 12h-3(b)(2)(i)        [ ]
         Rule 12g-4(a)(2)(i)       [ ]       Rule 12h-3(b)(2)(ii)       [ ]
         Rule 12g-4(a)(2)(ii)      [ ]       Rule 15d-6                 [ ]
         Rule 12h-3(b)(1)(i)       [X]

Approximate number of holders of record as of the certification or notice date: ONE

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Norton Drilling Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                                 NORTON DRILLING SERVICES, INC.



DATE:  July 26, 1999                             By:   /s/ John E. Vollmer III
                                                    ---------------------------
                                                           John E. Vollmer III
                                                             Vice President


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